Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Calavo Growers, Inc. for the registration of 1,397,213 shares of its common stock and to the incorporation by reference therein of our reports dated January 13, 2014, with respect to the consolidated financial statements and schedule of Calavo Growers, Inc., and the effectiveness of internal control over financial reporting of Calavo Growers, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 31, 2014